Exhibit (a)(1)(D)

HOLOGIC, INC. NOTICE OF WITHDRAWAL

INSTRUCTIONS

If you previously elected to accept the offer by Hologic, Inc. to exchange some or all of your outstanding eligible options for new options, subject to the terms and conditions set forth in the amended exchange offer, dated March 26, 2009, and you would like to change your election and withdraw the tender of any of your eligible options, you must complete and sign this Notice of Withdrawal and return it to Hologic so that we receive it before 5:00 p.m., Eastern Time, on April 5, 2009, unless the exchange offer is extended.

Once the Notice of Withdrawal is signed and complete, please return it to Hologic by one of the following means:

By Mail or Courier

Hologic, Inc.

35 Crosby Drive

Bedford, Massachusetts 01730

Attention: David Brady, Senior Vice President, Human Resources

Phone: (781) 999-7418

By Facsimile

Hologic, Inc.

Attention: David Brady, Senior Vice President, Human Resources

Facsimile: (781) 280-0669

By Hand or Interoffice Mail

Attention: David Brady, Senior Vice President, Human Resources

By Email (By PDF or similar imaged document file)

dbrady@hologic.com

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered eligible options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an eligible optionholder, any previously tendered eligible options will be cancelled and exchanged pursuant to the exchange offer.

You must sign the Notice of Withdrawal exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.

In accordance with Rule 13-4(f)(2)(ii) of the Exchange Act, if we have not completed the option exchange prior to the 40th day following the commencement of the exchange offer, you may thereafter withdraw tendered options at any time prior to the expiration date of the offer by completing a Notice of Withdrawal and returning it prior to the expiration date of the offer.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before 5:00 p.m., Eastern Time, on April 5, 2009, please contact David Brady, Senior Vice President, Human Resources, by phone at (781) 999-7418 or by email at dbrady@hologic.com to confirm that we have received your Notice of Withdrawal.

YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL

UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS.

NOTICE OF WITHDRAWAL

To:	Hologic, Inc.
35 Crosby Drive
Bedford, Massachusetts 01730
Attention: David Brady, our Senior Vice President, Human Resources
Facsimile: (781) 280-0669
Email: dbrady@hologic.com

I previously received a copy of the amended exchange offer document, dated March 26, 2009, and the Election Form. I signed and returned the Election Form, in which I elected to tender some or all of my eligible options. I understand that Hologic will not accept any conditional or partial returns of eligible options and that, if I wish to withdraw my election, I must withdraw my election as to the entire previously submitted Election Form. I wish to change that election and withdraw from the offer with respect to all eligible options listed on the previously submitted Election Form.

I further understand that, by signing this Notice of Withdrawal and delivering it to Hologic, I withdraw my acceptance of the exchange offer with respect to the eligible options previously tendered and reject the exchange offer. By rejecting the exchange offer with respect to the eligible options previously tendered, I understand that I will not receive any new options in exchange for those eligible options and I will retain those options with their existing term, exercise price, vesting schedule and other terms and conditions. I agree that Hologic has made no representations or warranties to me regarding my rejection of the exchange offer. The withdrawal of the eligible options previously tendered is at my own discretion. I agree that Hologic will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the eligible options previously tendered.

I elect to withdraw the eligible options previously tendered that I chose to exchange pursuant to the exchange offer and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the Election Form that I previously submitted.

Eligible Optionholder’s Signature	Date

Eligible Optionholder’s Name (please print or type)

Social Security Number or Tax I.D. Number of Eligible Optionholder

NOTE TO ELIGIBLE OPTIONHOLDERS IN COMMUNITY PROPERTY STATES:

If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the eligible options referenced above, in order to elect to withdraw those eligible options, your spouse must execute the Spousal Consent below. Under the Consent, your spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Notice of Withdrawal. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

Your failure to provide your spouse’s signature constitutes your representation and warranty to Hologic that either you are not married or your spouse has no community or other marital property rights in the eligible options referenced above or the new options that would have been issued in exchange for those eligible options pursuant to the terms and conditions of the exchange offer. You should consult your personal outside advisors if you have questions about the Spousal Consent below.

Spousal Consent

The undersigned spouse of the eligible optionholder who has executed this Notice of Withdrawal above has read and hereby approves the submission of this Notice of Withdrawal. The undersigned agrees to be irrevocably bound by this Notice of Withdrawal and further agrees that any community property interest of the undersigned will similarly be bound by this Notice of Withdrawal. The undersigned appoints the eligible optionholder who has executed this Notice of Withdrawal above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Notice of Withdrawal.

Spouse’s Signature	Date

Spouse’s Name (please print or type)